CONTACTS:
Kenneth A. Paladino, CFO	Van Negris/Lexi Terrero
TII Network Technologies, Inc.	Van Negris and Company, Inc.
(631) 789-5000	(212) 626-6730
FOR IMMEDIATE RELEASE:

TII NETWORK TECHNOLOGIES REPORTS

FISCAL 2004 FULL YEAR AND FOURTH QUARTER RESULTS

IMPROVED RESULTS

COPIAGUE, NY — September 23, 2004 — TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results for the fiscal 2004 fourth quarter and twelve months ended June 25, 2004.

Net sales for the fourth quarter of fiscal 2004 were $6.2 million compared to $6.5 million for the comparative prior year, a decrease of approximately $223,000 or 3.5%. Net sales for fiscal 2004 increased $4.4 million or 18.3% to $28.5 million from $24.1 million in fiscal 2003. The increase in sales for fiscal 2004 resulted from the increased need for the Company’s products primarily due to the severe weather that occurred during the summer of calendar 2003, compounded by the low inventory levels that the Company’s customers were then carrying, and the impact of the improvement in the telecommunications industry on some of the Company’s customers. These increases were partially offset by the reduction in the number of telephone access lines per subscriber being deployed.

Gross profit for the fourth quarter of fiscal 2004 was $1.8 million compared to $1.7 million for the comparative prior period, an increase of approximately $120,000 or 7.1%. Gross profit margin for those quarters was 29.1% and 26.3%, respectively. Gross profit in fiscal 2004 was $8.6 million compared to $5.8 million in fiscal 2003, an increase of approximately $2.8 million or 48.4%. Gross profit margins for those periods were 30.2% and 24.1%, respectively. The improved gross profit level and margin for fiscal 2004 were primarily due to the increased sales levels and the actions that the Company has taken to reduce the cost of producing its products.

Net earnings for the fourth quarter of fiscal 2004 were $113,000 or $0.01 per diluted share, compared to $104,000 or $0.01 per diluted share, in the year ago quarter. Net earnings for fiscal 2004 were $1.6 million or $0.12 per diluted share, compared to a net loss of $1.0 million or $0.09 per diluted share in fiscal 2003.

Timothy J. Roach, President and Chief Executive Officer, stated: “We are pleased to report increased sales and improved financial results, as we have been profitable throughout the full 2004 fiscal year. This solid performance also reflects the success of our efforts to reduce the cost of producing our products. Our strategy is to focus our research and development and related marketing efforts on new products in anticipation of both future telco needs and new emerging markets. Additionally, we are also focused on diversifying our customer base.

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TII Network Technologies, Inc.

September 23, 2004 — Page Two

“The telecommunications industry continues to evolve its technology adoption and implementation strategies to address changing customer demands and combat competition from alternate service providers. For example, many telephone companies have begun to deploy fiber optic lines to homes and businesses within their region (Fiber-to-the-Premise, or “FTTP”). While we believe that the current embedded copper infrastructure will continue to play a significant role as a transmission medium for years to come, we have begun developing fiber optic connectivity products and enclosures to address the anticipated deployment of FTTP in the telephone companies’ outside plant network.”

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative, network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power, data-line and home networking protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers’ individual requirements.

Statements in this release that are not strictly historical are “forward-looking” statements and should be considered as subject to the risks and uncertainties that exist in the Company’s operations and business environment. These factors include, but are not limited to: general economic and business conditions, especially as it pertains to the telecommunications industry; the level of inventories maintained by the Company’s customers; potential changes in customer spending and purchasing policies and practices; the Company’s dependence on, and ability to retain, “as-ordered” general supply agreements with the Company’s top three customers and win contracts; potential technological changes, including the Company’s ability to timely develop new products and adapt its existing products to technological changes; risks inherent in new product introductions, such as start-up delays and uncertainty of customer acceptance; the Company’s ability to market existing and new products; the Company’s dependence on third parties for product manufacturing and product components; the Company’s dependence on third parties for product development; the Company’s dependence upon one of its principal contract manufacturers that is an affiliate of a principal customer and competitor; the potential for disruption of shipments to major customers as a result of, among other things, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company’s contract manufacturers produce the Company’s products; The Company’s dependence on Chinese contract manufacturers and exposure to a change in the cost of the Company’s products in the event of changes in the valuation of the Chinese Yuan; weather and similar conditions, particularly the effect of hurricanes on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico or the Pacific Rim; competition; the Company’s ability to attract and retain technologically qualified personnel; the Company’s ability to fulfill its growth strategies; the Company’s ability to maintain the listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms; and other factors from time to time discussed in the Company’s SEC reports.

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— Statistical Tables Follow-

TII Network Technologies, Inc.

September 23, 2004 — Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Three months ended		Fiscal Year ended
	June 25 2004	June 27, 2003	June 25, 2004	June 27, 2003
	(Unaudited)
Net sales	$6,234	$6,457	$28,485	$24,073
Cost of sales	4,418	4,761	19,877	18,274

Gross profit	1,816	1,696	8,608	5,799

Operating expenses
Selling, general and administrative	1,357	1,250	5,669	5,454
Research and development	320	321	1,357	1,342

Total operating expenses	1,677	1,571	7,026	6,796

Operating earnings (loss)	139	125	1,582	(997)
Interest expense	(2)	(10)	(14)	(41)
Interest income	7	2	32	17
Other (expense) income	2	(13)	23	13

Earnings (loss) before income taxes	146	104	1,623	(1,008)
Provision for income taxes	33	--	60	--

Net earnings (loss)	$113	$104	$1,563	$(1,008)

Net earnings (loss) per common share:
Basic	$0.01	$0.01	$0.13	$(0.09)
Diluted	$0.01	$0.01	$0.12	$(0.09)
Weighted average common shares outstanding:
Basic	11,908	11,682	11,820	11,682
Diluted	12,836	11,682	12,715	11,682

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TII Network Technologies, Inc.

September 23, 2004 — Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 25, 2004	June 27, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$4,164	$772
Accounts receivable, net	3,435	2,521
Inventories	5,405	5,905
Other current assets	374	354

Total current assets	13,378	9,552

Property, plant and equipment, net	3,947	5,035

Other assets	477	514

Total Assets	$17,802	$15,101

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Current portion of long-term debt	$--	$26
Accounts payable and accrued liabilities	2,341	1,291

Total current liabilities	2,341	1,317

Long-term debt	--	13

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
Series D Junior Participating; no shares outstanding	--	--
Common stock, par value $.01 per share; 30,000,000 shares authorized;
11,925,421 shares issued and 11,907,784 shares outstanding as of June
25, 2004 and 11,699,921 shares issued and 11,682,284 shares
outstanding as of June 27, 2003	119	117
Additional paid-in capital	37,992	37,867
Accumulated deficit	(22,369)	(23,932)

	15,742	14,052
Less: 17,637 common treasury shares, at cost;	(281)	(281)

Total stockholders' equity	15,461	13,771

Total Liabilities and Stockholders' Equity	$17,802	$15,101

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